Exhibit 5.1
[Vinson & Elkins L.L.P. Letterhead]
November 16, 2006
Calumet Specialty Products Partners, L.P.
2780 Waterfront Pkwy. E. Drive, Suite 200
Indianapolis, Indiana 46214
Ladies and Gentlemen:
     We have acted as counsel to Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended, of the offering and sale of up to 783,960 common units representing limited partner interests in the Partnership (the “Common Units”) issuable under the Calumet GP, LLC Long-Term Incentive Plan (the “Plan”).
     As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion, including the Partnership’s Registration Statement on Form S-8 (the “Registration Statement”) filed in connection with the registration of the Common Units. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
     Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:
     1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.
     2. The Common Units, when issued and delivered on behalf of the Partnership in accordance with the Plan, will be duly authorized, validly issued, fully paid and non-assessable, except as such non-assessability may be limited by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act and as described or incorporated by reference into the prospectus issued under the Registration Statement
     The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, as interpreted by federal courts and the courts of the State of Delaware, and we render no opinion with respect to the laws of any other jurisdiction. For purposes of this opinion, we assume that the Common Units will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
     This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

VINSON & ELKINS L.L.P.